EXHIBIT 10.7

SALE OF INTELLECTUAL PROPERTY AGREEMENT

This Sale of Intellectual Property Agreement (“Agreement”) is made this fifth day of April, 2002 (“Effective Date”), between the University of Rochester, an educational institution chartered by the State of New York with offices at 518 Hylan Building, P.O. Box 271040, Rochester, New York 14627 (“Rochester”), and VirtualScopics, LLC, a for-profit New York limited liability company with offices at 160 Office Parkway, Pittsford, New York 14534 (“VirtualScopics”).

Rochester and VirtualScopics are parties to a certain License Agreement, dated December 13, 2000 and amended on May 18, 2001 (“License Agreement”), pursuant to which Rochester licensed certain intellectual property to VirtualScopics. In return for a portion of the equity position in VirtualScopics held by the Research Foundation of the University of Rochester, Rochester waived any up-front license fees from VirtualScopics for the license rights granted in the License Agreement.

In connection with a proposed investment in VirtualScopics by Pfizer Corporation (“Pfizer”), VirtualScopics has requested that Rochester sell the IP (defined below) to VirtualScopics in accordance with the terms of this Agreement, and Rochester is willing to do so.

Therefore, in consideration of the premises and promises in this Agreement, the parties agree as follows:

1.    Definitions

Capitalized terms not defined elsewhere herein or in the License Agreement will have the meanings set forth below.

1.1    “Domain Names” means “VirtualScopics.com” and “VirtualScopic.com.”

1.2    “Exhibit” means an Exhibit further identified by a Section number (e.g., Exhibit 1.6 for the Patent Rights; Exhibit 2.2 for the form of Patent Assignment, Exhibit 2.3 for the form of Domain Name Assignment, etc.) which is attached to this Agreement and is hereby incorporated by reference.

1.3    "Governmental Authority" means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign), including, without limitation, the U.S. Patent and Trademark Office (the "PTO").

1.4    “IP” means the Patent Rights and Domain Names.

1.5    “Operating Agreement” means the Second Amended and Restated Operating Agreement of VirtualScopics, LLC, which will be dated and executed on or before the closing of the Pfizer Transaction.

1.6    “Patent Rights” means all issued patents, United States provisional patent applications, United States patent applications, and Patent Cooperation Treaty patent applications listed in Exhibit 1.6 and inventions disclosed therein and any divisions, continuations, continuations-in-part (to the extent directed to subject matter specifically described in their respective parent applications), reissues, reexaminations, renewals and substitutions thereof (including, without limitation, remedies against infringements thereof and rights of protection of all interest therein under the law of all jurisdictions); and any and all foreign patents and patent applications that claim priority from any of the foregoing.

1.7    “Pfizer Transaction” means the execution of the Securities Purchase Agreement, dated on or before 14 days after the Effective Date, between VirtualScopics and Pfizer or an affiliate of Pfizer, which, among other things, provides for the payment by Pfizer of $2.5 Million to VirtualScopics for Series B Preferred Units of VirtualScopics.

In this Agreement, including any Exhibit, any reference to “including” means “including but not limited to,” and any reference to “and” means “and/or” unless the context clearly means otherwise.

2.    Sale of IP

2.1    In accordance with the terms of, and subject to the conditions in, this Agreement, Rochester hereby sells, transfers, and assigns all of its right, title and interest in the IP to VirtualScopics, free and clear of all liens and encumbrances.

2.2    Rochester will execute a Patent Assignment with respect to the Patent Rights in substantially the form of Exhibit  2.2, which VirtualScopics may record in the United States Patent and Trademark Office, and Rochester will, at VirtualScopics’ expense, execute all such further documents and perform all such other acts as may be reasonably requested by VirtualScopics to effect the transfer of ownership in the Patent Rights to VirtualScopics free and clear of all liens and encumbrances.

2.3    Rochester will execute a Domain Name Assignment with respect to the Domain Names in substantially the form of Exhibit 2.3, and Rochester will, at VirtualScopics’ expense, execute all such further documents and perform all such other acts as may be reasonably requested by VirtualScopics to effect the transfer of ownership in the Domain Names to VirtualScopics free and clear of all liens and encumbrances. Rochester will not register any domain names including the mark “VirtualScopic” and, to the extent it has or will register such domain names, hereby agrees to the transfer of such registrations to VirtualScopics.

2.4    The sale of the IP is contingent upon VirtualScopics entering into a Securities Purchase Agreement with Pfizer for the payment of $2.5 Million to VirtualScopics for Series B Preferred Units of VirtualScopics within fourteen (14) days of the Effective Date; (b) agreement by the parties on the form of the Security Agreement required under Section 4.7 below within fourteen (14) days of the Effective Date; and (c) amendment and restatement of the Operating Agreement to incorporate all rights of Rochester under this Agreement to the satisfaction of Rochester within thirty (30) days of the Effective Date. VirtualScopics may not file the Patent Assignment described in Section 2.2 above until Rochester provides written notice to VirtualScopics that Rochester is satisfied that the conditions of this Section 2.4 have been met.

2.5    Upon fulfillment of the conditions set forth in Section 2.4 above, and execution and delivery of (a) this Agreement and (b) the Assignment attached hereto as Exhibit 2.2, the Leased Employee Agreements among Saara Totterman, M.D. and Kevin Parker, Ph.D. on the one hand and VirtualScopics and Rochester on the other hand effective as of December 12, 2000 will terminate and be of no further force and effect, except for the provisions of Section 2 of such Leased Employee Agreements with respect to the calculation and payment of any remaining costs incurred by Rochester prior to the termination of such Leased Employee Agreements and not yet paid by VirtualScopics.

2.6    Upon fulfillment of the condition set forth in Section 2.4 above, and execution and delivery of (a) this Agreement, (b) the Assignment attached hereto as Exhibit 2.2, (c) the Domain Name Assignment attached hereto as Exhibit 2.3, (d) the Security Agreement attached hereto as Exhibit 4.7, and (e) the Warrant to Purchase attached hereto as Exhibit 4.8, the License Agreement will terminate and be of no further force or effect except for costs incurred pursuant to Section 5.2 of the License Agreement, if any.

3.    License of Patent Rights; End of License Agreement; License Back

3.1   VirtualScopics hereby grants to Rochester, subject to any rights the United States Government may possess under 37 C.F.R. §401, a limited non-exclusive, perpetual, irrevocable, royalty-free right and license to use the Patent Rights solely for the purposes of research and education.

3.2   (a)    If at any time VirtualScopics elects to phase-out its use of, or not commercialize, the IP or any part thereof that can be reasonably separated therefrom, VirtualScopics will promptly notify Rochester. Upon request of Rochester, VirtualScopics will negotiate with Rochester in good faith for Rochester’s repurchase or license of any or all of such separable but non-commercialized and/or phased out IP on reasonable terms.

(b)    Rochester acknowledges that upon payment in full of the Preferred Amount by VirtualScopics or any of its affiliates, members, shareholders or employees, Rochester shall have no rights to the IP except for the limited, non-exclusive license set forth in Section 3.1 above.

4.    Financial and Related Considerations

4.1   (a)    VirtualScopics will pay Rochester a liquidating preferred amount of $1,500,000 ("Preferred Amount").

(b)    VirtualScopics will pay Rochester two and one-quarter percent (02.25%) of VirtualScopics’ gross sales revenues (including from any licenses) actually received from any source after the Effective Date until Rochester has received the Preferred Amount pursuant to such formula.

(c)    In addition to amounts due under Section 4.1(b), if VirtualScopics licenses any of the IP to a third party, VirtualScopics will pay Rochester 25% of the amount of any “License Fee(s)” actually received from such third party(ies) by VirtualScopics until Rochester has been paid the Preferred Amount, except that the 25% payment will not apply to image-analysis software or software tools sold or licensed by VirtualScopics as is to its customers without granting them the right to make modifications thereto. For purposes of this Section 4.1(c), a “License Fee” means any payment(s), e.g., upfront or installment payments, from any such third party licensee(s) which is not based on revenues or sales and is not due on at least a quarterly basis.

4.2    Installments of the Preferred Amount due pursuant to Sections 4.1(b) and (c) will be due at the end of each calendar quarter and will be paid within 30 days after the end of each such quarter to an account identified by Rochester. Each such installment payment will be accompanied by a report setting forth in reasonable detail and in accordance with generally accepted accounting principles, as applicable (i) the amount of VirtualScopics’ gross sales revenues for the preceding quarter and/or the basis of the calculation of any License Fees, and the sources of any such revenues or License Fees, and (ii) the calculation of the installment amount due. The report due by January 30th of each year will also show an annual history of the previous four quarters.

4.3    If substantially all of the assets of or ownership interests in VirtualScopics are sold, or if VirtualScopics sells the IP, in whole or in part, the Preferred Amount will immediately become due and payable to the extent VirtualScopics or its owners receive any consideration for such sale.

4.4    VirtualScopics may prepay the Preferred Amount at any time without prepayment penalty.

4.5    The Preferred Amount due Rochester will be preferred to all other amounts paid by or disbursed from VirtualScopics except taxes, and the Operating Agreement will be amended to provide that the Preferred Amount is prior and preferred to any other distribution or payment (except taxes) from VirtualScopics, including the dividend rights of Preferred Units described in Article X of the Operating Agreement.

4.6    Provided Rochester first executes a reasonable Non-Disclosure Agreement, Rochester will have the right to have its representative annually audit all books and records of VirtualScopics (and to make copies thereof) during normal business hours and upon reasonable notice to verify the amounts due Rochester. To the extent Rochester receives or learns of such accounting information pursuant to this Agreement, Rochester will treat such information as confidential information of VirtualScopics and use it solely to verify and, if necessary, to enforce its right to receive the Preferred Amount. If any amount is not paid when due, it will be subject to a late charge equal to one percent (1%) per month until paid. The presence or payment of any late charge will not prevent Rochester from exercising any other rights it may be entitled to as a result of any late payment, all of which rights are cumulative. Furthermore, if any audit reveals an underpayment (excluding any late payment charges) of more than ten percent (10%) of the amount otherwise due, in addition to any late payment charge, VirtualScopics will also pay Rochester’s reasonable costs incurred in connection with the audit.

4.7    VirtualScopics will grant Rochester a security interest, substantially in the form of the Security Agreement that shall be attached to this Agreement as Exhibit 4.7, within fourteen (14) calendar days of execution of this Agreement, in the Patent Rights for the payment of the Preferred Amount. Upon payment of the Preferred Amount, Rochester's security interest shall terminate.

4.8    VirtualScopics will also grant Rochester a warrant to purchase 375,000 of the Common Units of VirtualScopics. The warrant will be substantially in the form of Exhibit 4.8. The exercise price for the Units will be $0.70 per Unit, subject to such adjustments of such price or other terms of the warrant as may be set forth in the warrant; provided, however (a) the warrant will be effective as of the Effective Date and will terminate ten years thereafter; and (b) the warrant may be assigned by Rochester to any corporation or other legal entity of which Rochester is the sole shareholder or sole member.

5.    Rochester's Representations and Warranties

5.1   Rochester represents and warrants to VirtualScopics the following:

(a)    that before the closing of the sale of the IP hereunder Rochester is the sole owner of the IP, particularly including the Patent Rights, but excluding those inventions not included within the scope of valid claims ultimately issued on the Patent Rights;

(b)    that to the best of Rochester’s knowledge, no third party has any rights to the IP except those of VirtualScopics as set forth in the License Agreement and those of the inventors of the applicable IP who were employees of Rochester at the time of such inventions, provided, however, that all such rights shall terminate upon the sale of the IP to VirtualScopics hereunder;

(c)    that this Agreement, the Patent Assignment and the Domain Name Assignment (together with all other documents executed and delivered herewith and therewith) are within Rochester’s legal powers, have been duly executed and delivered and constitute the valid and binding agreements of Rochester;

(d)    that the execution, delivery and performance by Rochester of this Agreement, the Patent Assignment, Domain Name Assignment (together with all other documents executed and delivered herewith and therewith) do not require any notice to, action or consent by or in respect of, or filing with, any Governmental Authority (other than the filing of the Patent Assignments with the PTO and any other applicable Governmental Authority, and the filing of the Domain Name Assignment with Network Solutions, Inc.);

(e)    that there is no action, suit, investigation or proceeding (or any basis thereof), of which Rochester has received written notice, pending or, to the knowledge of Rochester, threatened, before any Governmental Authority or arbitrator that has or could materially affect the IP; Rochester has not received written notice of any claims made by any person or entity with respect to, or any actions, suits or other proceedings relating to, the IP which would have a material adverse effect on the proposed or intended use of the IP;

(f)    that except for the License Agreement and the Leased Employee Agreements referenced in Section 2.5 above, Rochester has not granted any licenses, sublicenses or other rights relating to the IP, and that, prior to the date of this Agreement, Rochester has not granted any license or covenant not to sue with respect to the IP to any third party; and

(g)    that to its knowledge Rochester and each inventor listed in any patent or patent application and the attorneys of record thereto have complied with the PTO duty of candor and good faith in dealing with the PTO, including the duty to disclose to the PTO all information known to be material to the patentability of each of the patent applications.

In Sections 5.1(b), 5.1(e), and 5.1(g) of this Agreement and Section 1.3 of Exhibit 2.3 to this Agreement only, for the purposes of Rochester’s “knowledge,”“Rochester” shall mean the University of Rochester Office of Technology Transfer and Office of Counsel to the Medical Center, University of Rochester and Strong Health.

The representation and warranty set forth in Section 5.1(a) shall survive the closing of the sale of IP.

5.2    EXCEPT AS SET FORTH IN SECTION 5.1 ABOVE, ROCHESTER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY WITH RESPECT TO THE IP, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE VALIDITY OF ANY PART OF THE IP, INCLUDING BUT NOT LIMITED TO ISSUED OR PENDING CLAIMS OF THE PATENT RIGHTS AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERED OR DISCOVERABLE. NOTHING IN THIS AGREEMENT OR ANY OTHER AGREEMENT TO WHICH ROCHESTER AND VIRTUALSCOPICS ARE PARTIES WILL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT THE PRACTICE OF THE PATENT RIGHTS OR ANY OTHER USE OF THE IP WILL NOT INFRINGE UPON AN INTELLECTUAL PROPERTY RIGHT OF ANY OTHER PERSON.

6.    Rochester's Covenants

6.1   Confidentiality. Rochester will hold, and will use reasonable commercial efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the IP, and such information which is identified in writing as confidential or, if delivered orally, if confirmed in writing as confidential within 30 days after oral delivery. Such obligation of confidentiality shall not apply to information that (a) is publicly known as of the date of the disclosure; (b) becomes publicly known after the date of disclosure through no fault of Rochester or any person or entity to whom Rochester has disclosed the information pursuant to the terms of this Section 6.1; (c) is received after the date of this Agreement, from a third party who is not known to Rochester to have any obligation of confidentiality to VirtualScopics; (d) is disclosed by Rochester in accordance with and subject to any limitations set forth in any written consent granted by VirtualScopics; or (e) is requested to be disclosed by Rochester pursuant to a judicial or administrative process, provided that Rochester shall use its best efforts to minimize such disclosure, and provided further that Rochester shall notify VirtualScopics of the disclosure request or order and cooperate with VirtualScopics in obtaining a protective order if VirtualScopics opts to seek one, which efforts shall be communicated to Rochester prior to the date the disclosure is due and shall be at VirtualScopics’ sole expense.

6.2    Patent Documentation. Upon request of VirtualScopics, Rochester shall promptly advise its patent counsel of the existence of this Agreement and request that patent counsel transfer the ownership of its files concerning the IP from Rochester to VirtualScopics and, to the extent it has the authority to do so, will provide VirtualScopics or its representative Power to Inspect any pending U.S. or foreign patent application as set forth in the Patent Rights.

7.    Indemnity; Limitation of Liability

7.1   VirtualScopics will at all times defend, indemnify and hold harmless Rochester, its trustees, directors, officers, employees, and affiliates from and against all claims, proceedings, demands, losses, expenses (including attorney fees and expenses, whether incurred as the result of a third party claim or a claim to enforce this Agreement), liabilities, and damages (collectively, “Claim”) to the extent arising out of the exercise of VirtualScopics’ rights hereunder with respect to VirtualScopics’ intellectual property, including the IP, or any part thereof, including a Claim associated with injury or death to any person(s), damage to property, and the research, production, manufacture, testing, sale, use, marketing, consumption, and advertising related to the exercise and exploitation of VirtualScopics’ intellectual property in any form. Rochester shall promptly notify VirtualScopics of any Claim of which it becomes aware and, at VirtualScopics’ expense, will cooperate in the defense and settlement thereof. Failure to provide such notice will not absolve VirtualScopics from its indemnity obligation except to the extent of actual prejudice and additional expenses caused by such failure. Except at its own cost, Rochester will not compromise or settle any Claim without the prior written consent of VirtualScopics, which will not be unreasonably withheld or delayed.

7.2   Rochester will at all times defend, indemnify and hold harmless VirtualScopics, its trustees, directors, officers, employees and affiliates from and against all claims, proceedings, demands, losses, expenses (including attorneys' fees and expenses, whether incurred as a result of a third-party claim or a claim to enforce this Agreement), liabilities and damages (collectively, "Claim") to the extent arising out of a breach of a representation, warranty or covenant by Rochester hereunder or as a result of Rochester's use or exploitation of the IP. VirtualScopics will endeavor to properly notify Rochester of any Claim of which it becomes aware and, at Rochester's expense, will cooperate in defense and settlement thereof. Failure to provide such notice will absolve Rochester from its indemnity obligation to the extent of actual prejudice and additional expense caused by such failure. Except at its own cost, VirtualScopics will not compromise or settle any Claim without the prior written consent of Rochester, which will not be unreasonably delayed or withheld.

7.3   Rochester’s sole liability, monetary or otherwise, to VirtualScopics or anyone claiming under or through VirtualScopics hereunder shall in no event exceed the amounts actually paid to Rochester pursuant to Section 4.1(a). VirtualScopics shall have no right to claim any such amount except solely as a result of a successful Claim by VirtualScopics pursuant to Rochester’s indemnity obligation under Section 7.2 above. These limitations shall apply regardless whether such Claim is based in contract, warranty, tort (including negligence), strict liability, or any other legal theory, and, for the purposes of this Section, all Claims will be aggregated. Furthermore, in no event will Rochester be liable for incidental, indirect, consequential, special, economic, or punitive damages, even if Rochester has been advised, or has other reason to know, of their possibility.

8.    Default

8.1   If VirtualScopics defaults in any obligation hereunder, including failure to pay any amount due under Section 4.1(a), and such default continues more than 30 days after Rochester has given notice to VirtualScopics of such breach, Rochester will have to right, at its election, to terminate this Agreement and to pursue any other remedy available to it.

8.2   Without limiting the foregoing, upon VirtualScopics’ breach of this Agreement Rochester will have the right, but not the obligation, to repossess the IP as set forth in the Security Agreement. No other amount will be due VirtualScopics in such event, other than amounts due pursuant to the Security Agreement.

9.    Miscellaneous

9.1   This Agreement will be construed in accordance with the laws of the United States of America and the State of New York, without reference to its conflict of law provisions. All actions or proceedings arising in connection with this Agreement will be tried and litigated exclusively in the courts located in Monroe County, New York. The parties consent to the exclusive personal jurisdiction of such venue, which choice of venue is intended by the parties to be mandatory and not permissive and to preclude the possibility of litigation between the parties arising out of this Agreement in any jurisdiction other than that specified in this Section. Each party waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section.

9.2   This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and will become effective and binding upon the parties as of the execution date at such time as all the signatories hereto have signed a counterpart of this Agreement.

9.3   This Agreement is the entire agreement between the parties with respect to its subject matter, and it supersedes all other prior and contemporary agreements and understandings, written or oral, between them with respect thereto. This Agreement may be modified only by a written instrument signed by both parties.

9.4   This Agreement is binding on and will inure to the benefit of the respective successors and permitted assigns of the parties.

9.5   All rights and remedies available at law or in equity available to a party are will be considered to be cumulative and not limited by this Agreement.

9.6   All notices to a party hereunder will be in writing and will be delivered personally, by certified or registered mail (return receipt requested), or by a nationally recognized courier service with a tracking system to verify receipt. Notices will be effective upon receipt and delivered to the addresses set forth below or to such other address as may be changed by notice.

Notices to Rochester will be sent to:	Director, Office of Technology Transfer
University of Rochester
518 Hylan Building
P.O. Box 270140
Rochester, New York 14627
Tel.: 585.275.3998

With a copy to: Jeanine Arden Ornt, Esq.
Office of Counsel
University of Rochester
Box 308
601 Elmwood Avenue
Rochester, New York 14642
Tel.: 585.275.8571

Notices to VirtualScopics will be sent to:	Dr. Kevin Parker, President
VirtualScopics, LLC
160 Office Parkway
Pittsford, New York 14534
Tel: 585.249.6231

In witness whereof, the parties have executed and delivered this Agreement as of the Effective Date:

UNIVERSITY OF ROCHESTER		VIRTUALSCOPICS, LLC

By:	/s/ Charles E. Phelps	By:	/s/ Mikael Totterman
	Charles E. Phelps		Mikael Totterman

Its:	Provost	Its:	COO

Date:	April 5, 2002	Date:	April 5, 2002

Exhibit 1.6 - Patents and Patent Applications

UR tech. ref.	Law firm ref.	Number	Title	Status
*765	000687.0025	6,169,817 (09/185,514)	System and Method For 4D Reconstruction and Visualization	US issued 01/02/2001 (filed 11/04/1999)
*765	000687.0123	PCT/US99/25704 WO 00/26852	System and Method For 4D Reconstruction and Visualization	PCT filed 11/03/1999 WIPO published 05/11/2000
*765	000687.0176	99958737.1	System and Method For 4D Reconstruction and Visualization	Europe filed 11/03/1999
*765	000687.0173	7005694/01	System and Method For 4D Reconstruction and Visualization	Korea filed 05/04/2001
*765	000687.0174	580158/00	System and Method For 4D Reconstruction and Visualization	Japan filed 05/07/2001
*765	000687.0175	142972	System and Method For 4D Reconstruction and Visualization	Israel filed 05/04/2001
*765	000687.0177	2350017	System and Method For 4D Reconstruction and Visualization	Canada filed 05/04/2001
*765	000687.0178	16034/00	System and Method For 4D Reconstruction and Visualization	Australia filed 05/22/2001
*765-01	000687.0138	09/540,524	Magnetic Resonance Imaging with Resolution and Contrast Enhancement	US filed 03/31/2000
*765-01	000687.0168	PCT/US01/10308 WO 01/75483	Magnetic Resonance Imaging with Resolution and Contrast Enhancement	PCT filed 04/02/2001
*765-01	000687.0169	90107831	Magnetic Resonance Imaging with Resolution and Contrast Enhancement	Taiwan filed 05/28/2001 **
*985	000687.0180	09/908,492	System and Method for Reducing or Eliminating Streak Artifacts and Illumination Inhomogeneity in CT Imaging	US filed 07/19/2001
*1047	000687.0183	60/306,166	System and Method for Quantifying Tissue Structures and their Change over Time	Provisional filed 07/19/2001
*1047	000687. 0182	Not yet filed	System and Method for Quantifying Tissue Structures and their Change over Time	Draft application prepared, but not filed.
*1048	000687.0186	60/307,869	System and Method for Quantitative Assessment of Joint Diseases and the Change over Time of Joint Diseases	Provisional filed 07/27/2001
*1048	000687. 0198	Not yet filed	System and Method for Quantitative Assessment of Joint Diseases and the Change over Time of Joint Diseases	Draft application prepared, but not filed.
*1059	000687.0191	60/316,965	System and Method for Quantitative Assessment of Neurological Diseases and the Change over Time of Neurological Diseases	Provisional filed 09/05/2001
*1059	000687. 0199	Not yet filed	System and Method for Quantitative Assessment of Neurological Diseases and the Change over Time of Neurological Diseases	Draft application prepared, but not filed.
*1060	000687.0192	60/322,427	System and Method for Quantitative Assessment of Cancers and their Change over Time	Provisional filed 09/17/2001
*1060	000687. 0200	Not yet filed	System and Method for Quantitative Assessment of Cancers and their Change over Time	Draft application prepared, but not filed.

Notes:	University of Rochester Technology Reference Number preface is 2-11144- * in all cases.
Law firm reference number is that of the firm, Blank Rome Comisky & McCauley, LLP, Washington, D.C.
** With a change in Taiwanese law, a filing date of 04/02/2001 was recently accorded.

Exhibit 2.2

ASSIGNMENT

The University of Rochester (“Assignor”), an educational institution chartered by the State of New York with offices at 518 Hylan Building, Rochester, New York 14627 is the owner of the United States and foreign Letters Patents and patent applications identified and set forth on Exhibit 1.6 attached hereto and incorporated herein and made a part hereof (“Patents and Patent Applications”) and desires to assign its entire right, title and interest in and to the Patents and Patent Applications to Assignee (defined below).

VirtualScopics, LLC, a for-profit New York limited liability company with offices at 160 Office Parkway, Pittsford, New York 14534 (“VirtualScopics”), desires to acquire all right, title and interest in and to the Patents and Patent Applications.

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor, intending to be legally bound, does hereby sell, assign, and transfer to VirtualScopics and its successors, legal representatives, and assigns (collectively, “Assignee”) all right, title, and interest throughout the world in and to the Patents and Patent Applications and all divisions, renewals, continuations, reissues and extensions thereof, and all Letters Patent of the United States and elsewhere which may be granted thereon, and all rights of priority under International Conventions and applications for Letters Patent which may hereafter be filed on any of the foregoing in the United States or elsewhere. Assignor hereby authorizes and requests the Commissioner of Patents of the United States, and any Official of any country or countries foreign to the United States, whose duty it is to issue patents on applications, to issue all Letters Patent with respect to the Patents and Patent Applications to Assignee in accordance with the terms of this instrument.

The assignment herein is made pursuant to terms as set forth in that certain Sale of Intellectual Property Agreement of even date hereof.

At Assignee’s expense, Assignor will (or will cause its representatives or agents to) testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing and reissue applications, make all rightful oaths and generally do everything commercially reasonable to aid Assignee to obtain and enforce proper patent protection for the Patents and Patent Applications in all countries.

IN WITNESS WHEREOF, Assignor’s duly authorized officer signed this instrument this fifth day of April, 2002.

UNIVERSITY OF ROCHESTER

By:      _______________________________
Charles E. Phelps

Title:   Provost

Exhibit 2.3

DOMAIN NAME ASSIGNMENT

This Domain Name Assignment (“Agreement”) is effective as of April 5, 2002 (“Effective Date”), and is between the University of Rochester, an educational institution chartered by the State of New York with offices at 518 Hylan Building, Rochester, New York 14627 (“Rochester”), and VirtualScopics, LLC, a for-profit New York limited liability company with offices at 160 Office Parkway, Pittsford, New York 14534 (“VirtualScopics”).

In connection with the Sale Of Intellectual Property Agreement between the parties effective as of the Effective Date (“IP Agreement”), Rochester has sold and VirtualScopics has purchased, the following domain names “VirtualScopics.com” and “VirtualScopic.com” (the “Domain Names”), subject to the conditions of this Agreement. Therefore, the parties agree as follows:

1.    DOMAIN NAME ASSIGNMENT.

1.1    Assignment of Domain Name. For good and valuable consideration, Rochester hereby transfers and assigns to VirtualScopics all of Rochester’s right, title and interest in and to the two Domain Names, “VirtualScopics.com” and “VirtualScopic.com”, and the registrations thereof. The transfer and the assignment will take effect upon execution of this Agreement and the IP Agreement.

1.2    Cooperation in Transferring Domain Name. Rochester will cooperate with VirtualScopics and will follow VirtualScopics’ reasonable instructions to effect the transfer of the Domain Names and their registrations in a timely manner. Specifically, Rochester will complete, execute and transmit the necessary Network Solutions, Inc. ("NSI") or such other entity Registrant Name Change Agreements and/or to correspond with NSI (or such other entity) to authorize transfer of the Domain Names.

1.3    Warranty. In addition to the representations and warranties made by Rochester in the IP Agreement with respect to the Domain Names, Rochester warrants and represents that, to the best of its knowledge, it has unencumbered rights in the Domain Names, that Rochester properly registered the Domain Names with NSI without committing fraud or misrepresentation, that Rochester has the authority to transfer the Domain Names, and that the Domain Names do not infringe the rights of any third party.

2.    MISCELLANEOUS.

2.1    Choice of Law; Venue. This Agreement will be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions. All actions or proceedings arising in connection with this Agreement will be tried and litigated exclusively in the courts located in Monroe County, New York. The parties consent to the exclusive personal jurisdiction of such venue, which choice of venue is intended by the parties to be mandatory and not permissive and to preclude the possibility of litigation between the parties arising out of this Agreement in any jurisdiction other than that specified in this Section. Each party waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section.

2.2    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and will become effective and binding upon the parties as of the execution date at such time as all the signatories hereto have signed a counterpart of this Agreement.

2.3    Entire Agreement. This Agreement together with the IP Agreement contains the entire agreement between the parties with respect to its subject matter, and it supersedes all other prior and contemporary agreements and understandings, written or oral, between them with respect thereto.

2.4    Successors and Assigns. This Agreement is binding on and will inure to the benefit of the respective successors and assigns of the parties.

In witness whereof, the parties have executed and delivered this Agreement as of the Effective Date:

UNIVERSITY OF ROCHESTER		VIRTUALSCOPICS, LLC

By:		By:
	Charles E. Phelps		Mikael Totterman

Its:	Provost	Its:	COO

Date:	April 5, 2002	Date:	April 5, 2002

Exhibit 4.7

Security Agreement

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Exhibit 4.8

THIS WARRANT AND THE SECURITIES ISSUED UPON THE EXERCISE HEREOF HAVE BEEN OR WILL BE ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’). SUCH SECURITIES MAY NOT BE OFFERED OR SOLD OR TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT WHICH, EXCEPT IN THE CASE OF AN EXEMPTION PURSUANT TO RULE 144 UNDER THE ACT, IS CONFIRMED IN A LEGAL OPINION SATISFACTORY TO THE COMPANY. IN ADDITION, THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THE THEN CURRENT VIRTUALSCOPICS OPERATING AGREEMENT (“OPERATING AGREEMENT”) A CURRENT COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY, THE ISSUER OF THESE SECURITIES.

Warrant to Purchase
Common Units of VirtualScopics, LLC

Issue Date: April 5, 2002	Warrant No. 2

This Warrant to Purchase Common Units of VirtualScopics, LLC (“Warrant”) certifies that, for value received the person named below (“Investor”), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time after April 5, 2002 (“Exercise Date”) and prior to April 5, 2012 (“Termination Date”) to subscribe for and purchase from VirtualScopics, LLC, a New York limited liability company (“Company”), 375,000 Common Units (“Warrant Units”); provided, however, the Initial Exercise Date will accelerate to the date of an “Accelerating Event” defined below. The purchase price per unit for the Warrant Units will equal $0.70 (“Exercise Price”). The Exercise Price and the number of Common Units for which the Warrant is exercisable will be subject to adjustment as provided herein. This Warrant is being issued in connection with the Sale of Intellectual Property Agreement (“IP Agreement”), dated as of April 5, 2002, between Company and Investor, and is subject to its terms. Capitalized terms not otherwise defined herein will have that meaning as set forth in the IP Agreement or in the Operating Agreement. If there is any conflict between the terms of this Warrant and the IP Agreement, the IP Agreement will control. For purposes of this Agreement, an Accelerating Event will mean the date of a sale of all or substantially all of Company’s assets.

1.    Title of Warrant. This Warrant will be issued in the name of Investor. Investor may transfer or assign this Warrant to any corporation or other legal entity of which Rochester is the sole shareholder or sole member.

2.    Authorization of Common Units. Company covenants that all Common Units which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant and payment of the Exercise Price, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3.    Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made at any time or times after the Issue Date, in whole or in part, before the close of business on the Termination Date, or such earlier date on which this Warrant may terminate as provided in Section 9 below, by the surrender of this Warrant and the Notice of Exercise annexed hereto as Exhibit A duly executed, at the office of Company (or such other office or agency of Company as it may designate by notice in writing to Investor at the address of Investor appearing on the books of Company), upon payment of the Exercise Price for the Warrant Units thereby purchased and the execution of joinder agreements, if necessary, satisfactory to Company for Investor to become a party to the Operating Agreement and the Agreement with respect to the Warrant Units being acquired unless Investor is already a party to such agreements; whereupon Investor will be entitled to receive a certificate and/or have its ownership of the Warrant Units being acquired recorded in Company’s member ledger as set forth under Section 6 below. Payment of the Exercise Price may be paid by Acceptable Currency to an account designated by Company in an amount equal to the Exercise Price multiplied by the number of Warrant Units being purchased.

4.    Expenses. Issuance of certificates for Common Units upon the exercise of this Warrant will be made without charge to Investor for any incidental expense in respect of the issuance of such certificate, all of which will be paid by Company, and such certificates will be issued in the name of Investor.

5.    Restrictions on Transfer of Warrant Units.

(a)    Warrant Units may not be sold, transferred, pledged, hypothecated or otherwise disposed of except in accordance with applicable federal and state securities laws and, if applicable, the terms and conditions of the IP Agreement and the Operating Agreement.

(b)    Unless the Warrant Units have been registered under the Act, or are exempt from registration, upon exercise of the Warrant or any portion thereof and the issuance of any Warrant Units, all certificates representing Warrant Units, if any are issued, will bear on the face thereof substantially the following legend:

THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE OFFERED OR SOLD OR TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT WHICH, EXCEPT IN THE CASE OF AN EXEMPTION PURSUANT TO RULE 144 UNDER THE ACT, IS CONFIRMED IN A LEGAL OPINION SATISFACTORY TO THE COMPANY. IN ADDITION, THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER RESTRICTIONS CONTAINED IN THE THEN CURRENT VIRTUALSCOPICS, LLC OPERATING AGREEMENT AND THE IP AGREEMENT, WHICH MAY BE OBTAINED FROM THE ISSUER OF THESE SECURITIES.

Investor agrees and acknowledges that this Warrant is being purchased for its own account, for investment purposes only, and not for the account of any other person, and not with a view to distribution, assignment, pledge or resale to others or to fractionalization in whole or in part. Investor further represents, warrants and agrees as follows: no other person has or will have a direct or indirect beneficial interest in this Warrant and Investor will not sell, hypothecate or otherwise transfer the Warrant except in accordance with the Act and applicable state securities laws or unless, in the opinion of counsel for Investor acceptable to Company, an exemption from the registration requirements of the Act and such laws is available and except in accordance with the Operating Agreement.

6.    No Rights as Member Under This Warrant until Exercise. This Warrant does not entitle Investor to any rights to allocations or profits or losses, distributions or to vote or other rights as a member of Company prior to the due exercise thereof. If, however, at the time of the surrender of this Warrant and purchase of Warrant Units Investor will be entitled to exercise this Warrant, the Common Units so purchased will be and be deemed to be issued to Investor as the record owner of such Units as of the close of business on the date on which this Warrant will have been exercised.

7.    Loss, Theft, Destruction or Mutilation of Warrant. Company represents and warrants that upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant, if mutilated, Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

8.    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein is a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

9.    Effect of Certain Events.

(a)    If at any time Company proposes to sell or otherwise convey all or substantially all of its assets, a sale in which the consideration to be received by Company or its members consists solely of cash, Company will give Investor thirty (30) days’ notice of the proposed effective date of the transaction specifying that the Warrant will terminate if the Warrant has not been exercised by the effective date of the transaction. If Investor exercises its option under this section, the option will be net exercisable.

(b)    If Company will at any time effect any merger, consolidation, exchange of Units, recapitalization, reorganization, or other similar event, as a result of which Common Units will be changed into the same or a different number of Units of the same or another class or classes of Units or securities of Company or another entity, or other property, Investor will have the right thereafter to purchase, by exercise of this Warrant and payment of the aggregate Exercise Price for the Warrant Units being purchased, the kind and amount of securities and property which it would have owned or have been entitled to receive after the happening of such transaction had this Warrant been exercised immediately prior thereto.

10.   Adjustments of Exercise Price and Number of Warrant Units. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price will be subject to adjustment from time to time if Company (i) declares or pays a dividend in Units or makes a distribution in Units to holders of its outstanding Common Units, (ii) subdivides its outstanding Common Units, (iii) combines its outstanding Common Units into a smaller number of Common Units or (iv) issues any Common Units in a reclassification of Units. In such event, the number of Common Units purchasable upon exercise of this Warrant immediately prior thereto and the corresponding Exercise Price will be equitably and proportionately adjusted so that Investor will be entitled to receive the kind and number of Units or other securities of Company which it would have owned or had been entitled to receive at an equitably and proportionately adjusted Exercise Price had such Warrant been exercised immediately prior to such event, as determined in good faith by Company’s Board of Directors. An adjustment made pursuant to this Section 10 will become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

11   Voluntary Adjustment by Company. Company may at its sole discretion, at any time during the term of this, Warrant, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by Company’s Board of Directors.

12.    Notice of Adjustment. Whenever the number of Warrant Units or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, Company will promptly mail to Investor by registered or certified mail, return receipt requested, notice of such adjustment or adjustments setting forth the number of Warrant Units (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Units after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth computation by which such adjustment was made. Such notice, in absence of manifest error, will be conclusive evidence of the correctness of such adjustment.

13.    Miscellaneous.

(a)    Issue Date; Jurisdiction. The provisions of this Warrant will be construed and will be given effect in all respects as if it had been issued and delivered by Company on the date hereof. This Warrant will be binding upon any successors or assigns of the parties hereto. This Warrant will constitute a contract under the laws and jurisdiction of New York and for all purposes will be construed in accordance with and governed by the laws of such State without regard to its conflict of laws principles or rules.

(b)    Restrictions. Investor acknowledges that the Common Units acquired upon the exercise of this Warrant, if not registered, may have restrictions upon their resale imposed by state and federal securities laws and under the Operating Agreement.

(c)    Modification and Waiver. This Warrant and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

(d)    Notices. Any notice, request or other document required or permitted to be given or delivered to Investor or Company will be delivered or sent by certified or registered mail, postage prepaid, to Investor at its address as shown on the books of Company or to Company at the address set forth in the IP Agreement.

(e)    Investor’s Representations, Warranties and Covenants. All of the representations, warranties and covenants made by Investor in the Agreement are incorporated herein and made a part hereof and are restated upon exercise of the Warrant.

(f)    Execution of Operating Agreement. As a condition of exercising the Warrant and receiving Common Units, Investor (or Investor’s permitted assignee) shall execute the then current VirtualScopics Operating Agreement if requested to do so by Company.

IN WITNESS WHEREOF, Company has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated as of: April 5, 2002	VirtualScopics, LLC

By:
Name: Mikael Totterman
Title: Chief Operating Officer

INVESTOR:

Exhibit A

NOTICE OF EXERCISE

To:   VirtualScopics, LLC

(1)    The undersigned hereby elects to purchase _____________ Common Units of VirtualScopics, LLC, a New York limited liability company (“Company”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full as set forth in the Warrant and in the Agreement.

(2)    Please issue a certificate or certificates representing the Common Units (if Company has issued certificates to any other holders of Common Units) in the name of the undersigned or if no certificates are issued, please indicate on Company’s member ledger that the undersigned is the holder of such Common Units.

By:______________________________

Name:____________________________

Dated:____________________________

NOTE: Signature must conform in all respects to holder’s name as specified on the face of the attached Warrant.

FIRST AMENDMENT TO THE
SALE OF INTELLECTUAL PROPERTY AGREEMENT

THIS FIRST AMENDMENT is made this 24 day of May, 2002, between VIRTUALSCOPICS, LLC ("VirtualScopics") with a principal office located at 160 Office Parkway, Pittsford, New York 14534 and UNIVERSITY OF ROCHESTER ("Rochester") with a principal office located at 518 Hylan Building, P.O. Box 271040, Rochester, New York 14627.

RECITALS:

A.    On April 5, 2002, Rochester and VirtualScopics executed and delivered a certain Sale of Intellectual Property Agreement ("IP Agreement"). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the IP Agreement.

B.    Pursuant to Section 2 of the IP Agreement, Rochester has agreed to sell all of its right, title and interest in the IP (as defined in the IP Agreement) to VirtualScopics free of all liens and encumbrances.

C.    Pursuant to Section 4 of the IP Agreement and in consideration for the transfer of the IP, VirtualScopics is required to pay Rochester $1,500,000 (the "Preferred Amount") and to deliver Rochester warrants to purchase VirtualScopics' Membership Units (as more particularly defined in the IP Agreement).

D.    To secure payment of the Preferred Amount only, Section 4.7 of the IP Agreement provides that: "VirtualScopics will grant Rochester a security interest, substantially in the form of the Security Agreement that shall be attached to this Agreement as Exhibit 4.7, within fourteen (14) calendar days of execution of this Agreement, in the Patent Rights for the payment of the Preferred Amount. Upon payment of the Preferred Amount, Rochester's security interest shall terminate."

E.    Pursuant to Section 8 of the IP Purchase Agreement, upon the occurrence of a default by VirtualScopics including payment defaults of the Preferred Amount, Rochester will have the right to terminate this Agreement and foreclose on its security interest in the IP pursuant to the Security Agreement.

F.    As a result of VirtualScopics' intention to pay the Preferred Amount upon consummation of the Pfizer Transaction, the parties desire to amend the IP Agreement to more accurately reflect the purchase and sale of the IP pursuant thereto.

PROVISIONS:

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1.    Amendment to the IP Agreement.

(a)    Section 2.4 shall be revised to remove Section 2.4(b) and the last sentence of Section 2.4 from the IP Agreement in its entirety.

(b)    Section 2.6 shall be revised to remove Section 2.6(d) from the IP Agreement in its entirety.

(c)    Sections 4.1(a), (b), and (c) shall be deleted in their entirety and a new Section 4.1 shall be added as follows:

"4.1 VirtualScopics shall pay Rochester $1,500,000 concurrently with the occurrence of the Pfizer Transaction."

(d)    Section 4 shall be revised to remove Sections 4.2, 4.3, 4.4, 4.5, 4.6, and 4.7 from the IP Agreement in their entirety.

(e)    Exhibit 4.7 is removed from the IP Agreement in its entirety.

(f)    Section 4.8 shall be renumbered to Section 4.2 and Exhibit 4.8 shall be renumbered to Exhibit 4.2.

(g)    Section 8 shall be revised in its entirety to read as follows:

"8.1 If VirtualScopics defaults in any obligation hereunder, Rochester will have the right to pursue any and all remedies available to it in law and in equity."

(h)    Section 8.2 shall be removed from the IP Agreement in its entirety.

2.    Satisfaction of Conditions. The parties agree that upon execution and delivery of this Agreement and the payment of the amount due pursuant to revised Section 4.1 of the IP Agreement, VirtualScopics will have satisfied all conditions precedent set forth in Sections 2.4, 2.5 and 2.6 of the IP Agreement.

3.    No Other Changes. Except as amended hereby and to the extent the dates for satisfaction of the contingencies set forth in Section 2.4 of the IP Agreement were extended by letters executed by Rochester on April 19, 2002 and May 2, 2002, the terms and conditions of the IP Agreement shall remain in full force and effect as agreed to on the 5th day of April, 2002.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

VIRTUALSCOPICS, LLC

By:	/s/ Mikael Totterman
Mikael Totterman
Its: Chief Operating Officer

UNIVERSITY OF ROCHESTER

By:	/s/ Charles Phelps

Its: Chief Operating Officer